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                                                                    EXHIBIT 99.2

                                   Transcript*

                              UNITED RENTALS, INC.
           Fourth Quarter and Full Year 2000 Investors Conference Call
                                February 28, 2001
                                  11:00 am EST

Operator:    Gorning ladies and gentlemen. Welcome to the United Rentals fourth quarter and full year 2000 Investors Conference Call. Please be advised that this call is being recorded.

         The statements in this conference call and the answers to your questions are intended to provide abbreviated and unofficial background information to assist you in the review of the company's press releases and official SEC filings.

         In addition, certain of these statements are forward-looking in nature. These statements can be identified by the use of forward-looking terminology such as believes, expects, may, will, should or anticipates, or the negative thereof, or comparable terminology, or by discussions of strategy.

         The company's business and operations are subject to a variety of risks and uncertainties, and consequently actual results may materially differ from those projected by any forward-looking statements.

         Factors that could cause actual results to differ from those projected include but are not limited to the following: unfavorable conditions that could lead to a decrease in demand for the prices for the products and services; acquisitions may become more expensive, may have undisclosed liabilities and may be more difficult to integrate; the company cannot be certain that it will always have the additional capital that it may require for its growth strategy, or that its cost of capital will not increase; governmental funding for highway and other construction projects may not reach expected levels; and the company is highly dependent on services of its senior management.

         These risks and uncertainties, as well as others, are discussed in greater detail in the company's filings with the Securities and Exchange Commission, including its most recent annual report on form 10K, and its subsequent quarterly reports on form 10Q.

         The company makes no commitment to revise or update any forward-looking statements in order to reflect events or circumstances after the date any such statement is made.

         I will now turn the call over to Brad Jacobs, Chairman and Chief Executive Officer. Mr. Jacobs, please go ahead.

Brad Jacobs:      Good morning everybody. Thanks for joining us on our quarterly conference call.

         With me today on the call are Mike Nolan, Wayland Hicks, John Milne, and Bob Miner.

         As you saw from the press release this morning, we reported financial results in line with the guidance that we gave you in December. Revenues for the quarter came in at $751 million. EPS was 40 cents.

     ------------

* This transcript has been edited for clarity, and accordingly the indicated statements, questions and responses are not necessarily direct quotes.



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         Rental revenue for the quarter was $535 million, and of that, 11.8%
         came from sharing equipment between our branches. This was up from 10.9% during the third quarter. This record level of equipment sharing helped to partially offset three adverse factors which affected our results in the quarter. Those were unusually bad weather, TEA-21 delays, and the impact of a weakening economy on our customers' spending.

         There are three main actions that we're taking to prepare for the possibility of a continued slowdown. We have reduced cap ex for new equipment, we are decreasing used equipment sales, and we are improving our cost structure. Mike and Wayland will address the first two points. I want to focus on some of the cost cutting actions.

         1. We are reviewing under-performing branches. And in short order, we will turn these branches around, consolidate them into other branches, or close them.

         2. We plan to purchase 15-20% of the rental equipment we buy this year from the used equipment market. This will allow us to take advantage of an attractive opportunity to buy late model equipment at significant discounts.

         3. We're focusing on more tightly controlling all of our costs, and especially our G&A costs. For example, we are consolidating our credit and collection offices, trimming them from 30 locations to 21. We are also streamlining our advertising program to get better visibility for fewer dollars.

         These and many other initiatives could save the company upwards of $30 million on an annual basis. And they will increase the efficiency of the company and improve our ability to generate cash flow and earnings, in both weak and strong economic environments.

         At the same time as we're cutting costs, we are continuing to expand the company's customer base through our National Accounts program and by working hard on sales and marketing initiatives in general, including customized sales training programs.

         In short, we want to continue to expand our business, and we want to do that as the lowest cost provider of highest quality rental services.

         I will now pass the call over to Mike to go into the numbers in greater detail.

Mike Nolan:       Thanks Brad.

         During the fourth quarter, we reported $751 million of revenues, which represented a 12.2% increase over fourth quarter 1999 revenue of $669 million. This increase included same store growth of 5.5%.

         Revenue was derived 71.2% from rentals, 12.3% from the sale of rental equipment, and 16.5% from the sale of equipment, merchandise and other revenue.

         During the fourth quarter, gross profit was $270 million, giving us a gross margin of 36%. The rental gross margin was 38.4%. SG&A expense was $119 million, or 15.8% of revenue.

         EBITDA for the quarter was $233 million, with a margin of 31%. Operating income was $128 million, with an operating margin of 17%. Net income was $36 million, and diluted earnings per share was 40 cents, on
         91.8 million diluted shares.

         For the full year 2000, revenue rose 30.7% to $2.92 billion. Gross profit was $1.09 billion, with a margin of 37.3%, a 40 basis point increase over last year. The rental gross margin was 39.9%, representing a 50 basis point increase over 1999.


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         SG&A expense was $454 million, or 15.6% of revenue. EBITDA for the year was up 26.5%, rising to $962 million, with a margin of 33%. Operating income rose 31%, increasing to $548 million, with an operating margin of 18.8%.

         Net income was $92 million, and diluted EPS was up 14.5%, rising to $1.89 on 99.3 million diluted shares.

         As Brad noted, we are responding to the softness in the economy by reducing our planned capital expenditures for new equipment, decreasing the amount of used equipment we intend to sell by approximately 70%, and taking steps to improve our overall cost structure.

         These actions are designed to substantially increase our free cash flow from operations this year. We anticipate free cash flow from operations in 2001 will be approximately $390 million, of which we will use about $350 million to repay debt. 2001 revenue is projected to be a little over $3 billion. And we expect slightly more than $1 billion of EBITDA, and EPS in the range of $2.00 to $2.10.

         At December 31, we had assets of approximately $5.12 billion, cash of $34 million, debt of $2.68 billion, and equity of $1.85 billion, giving us a net debt to total capitalization ratio of 58.9%.

         During the fourth quarter we generated $217 million of cash flow from operations, including a $91 million contribution from working capital, and had free cash flow from operations of $141 million. This enabled us to reduce our debt by $126 million during the quarter.

         Currently we have about $431 million of available borrowing capacity on our credit facilities. Our credit statistics remain strong, with a net debt to EBITDA at 2.7 times, and EBITDA to interest coverage of 3.9 times.

         We had net rental equipment purchases of $34 million during the quarter, for a year to date total of $461 million, and net purchases of non-rental assets of $42 million for a year to date total of $154 million. The original cost of our rental fleet is approximately $3.4 billion. Its average age is 26 months.

         I will now pass the call to Wayland to discuss operations.

Wayland Hicks:    Thanks Mike.

         As Mike noted, growth in demand slowed during the fourth quarter, with same store revenues up 5.5%. Dollar utilization in the fourth quarter was down year over year from 63.5% to 62.5%.

         The softer demand was attributable to unfavorable weather conditions throughout a large part of the country, lower demand than expected in our traffic control sector, as well as a slowdown in the overall economy.

         Although seasonality will impact our traffic control business significantly during the first quarter, we are optimistic that TEA 21 funding will pick up as we go through the year.

         Notwithstanding the weakening economic picture, we were able to increase rental rates by 1.5% year over year, and by 1.6% compared to the third quarter. We continue to achieve strong rate growth in Western Canada and the Northeast. We also experienced strong year over year improvement in the Southwest and the Rocky Mountain Regions. Rates were still down slightly in our High Reach Region.

         Our average rental transaction during the fourth quarter was for 5.97 days, with a transactional value of $209. During the year we processed
         8.4 million rental transactions, which represented an increase of 2.4 million over the preceding year.


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         During the fourth quarter, we spent $127 million on new rental equipment. This brings our full year capital expenditures for the fleet to $808 million. In addition, we spent $157 million on non-rental assets last year.

         Over the past two years, our Fleet Operations team has narrowed the number of vendors we use for major equipment from 111 to 28. This has enabled us to significantly reduce our cost of equipment and, very importantly, to standardize our fleet.

         Recently we reduced the number of our merchandise suppliers from over 1,100 to 40. This should give us a savings of $5-8 million in 2001. We are also continuing to drive down our parts costs. And we have just put in place a process to streamline warranty claims, which should give us a year over year savings of $5-7 million.

         We continue to streamline our operations. During the quarter we reduced head count by 207 people, exclusive of acquisitions and cold starts.

         Our National Accounts team closed out last year by achieving approximately $250 million in revenue for the year, up 180% from the preceding year, and substantially exceeding the $175 million target we had established. The team continues to sign up customers that benefit from the total service we are able to offer them.

         Operator, at this point I would like to open the call up to questions.

Operator:         Thank you. We will take our first question from Mark Rieder with Goldman Sachs.

Mark Rieder: Good morning. Same store growth came in at 5.5% in the fourth quarter. What are you looking at for the first quarter of 2001 and the rest of 2001?

Mr. Hicks:    We previously stated that we are looking for same store rental growth next year to average between 6-8%. Total same store growth should be down, because we are looking to decrease our sales of used equipment by 75% on a same store basis.

Mark Rieder:  Thank you.

Operator:     We will go next to Diane DiCaprio.

Diane DiCaprio: Just following up on the last question, could you talk about what your assumptions are that are going into that 6-8% growth? On the economy, rental rates, rental utilization assumptions?

Mr. Hicks:    We basically assume that the economy will have between a soft and a bumpy landing. This is not a recessionary scenario.

         We think that rental rates will be flat or maybe very, very slightly up, somewhat along the lines of what we experienced over the last several months. Utilization rates vary from quarter to quarter, but we think that they will be in the low 60's for the full year.

Diane DiCaprio: Okay. Going back to Brad's comments earlier on reviewing under-performing branches, can you give us a sense of how many branches you are actually reviewing, and what you would expect that to save? Can you quantify it for us at all?

Mr. Jacobs:      We are looking at some 30-40 branches throughout our system that we have in what we call the under-performing category. I won't try to quantify potential savings coming from that, because a lot depends on how successful we are indriving up the performance of a branch or if indeed we end up closing the branch.




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Operator:        We will go next to Suzanne Douglas with Deutsche Bank.

Suzanne Douglas: A question on the used equipment market. Could you talk about the trends you are seeing there? The margins on used equipment sales came down slightly in the fourth quarter, but it appeared to remain at healthy levels. Is there a little bit of softness in the market?

Mr. Hicks:       Suzanne, the margins came down a little primarily because we anticipated a slightly rougher economic environment, and we wanted to offload some of the older technology and off-spec equipment that we have in the fleet.

         That type of equipment sells for less than the newer technology and on-spec equipment. So I think what you are seeing is pretty much what we would have expected, given the nature of the equipment that we sell.

         Incidentally, you will see some variability from quarter to quarter on this.

Suzanne Douglas: Two quick follow-up questions. You mentioned that you think that same store rental revenue growth for 2001 might be in the 6-8% range. Could you tell us what this was for fiscal 2000?

Mr. Nolan: I don't have the number for the full year. During the fourth quarter it was 5.8%. I think the full year was probably parable to our total.

Suzanne Douglas: And the other question, for the full year 2000, what were the utilization rates?

Mr. Nolan:  For the full year our utilization rate was 62.7%.

Operator:   Next we will go to Carey Callaghan with Goldman Sachs.

Carey Callaghan: In January and February, you were in the market to buy used equipment as part of your cap ex strategy. Are you getting the kind of prices that you want in the market? And how soft are you seeing the market right now?

Mr. Hicks:   We are concentrating on buying some of the heavier assets, of which we only have a small percentage in our fleet. We are finding that those are going for very attractive prices. I am talking about the larger excavators, the larger crawler tractors. They have been under some price pressure throughout the last half of 2000. We began to take advantage of that during the fourth quarter of last year. And we will continue to do that going through the remainder of the year.

Carey Callaghan:    Okay. And just one quick follow-up. On same store sales,
         your average store, I have got to figure, has got more equipment out in the yard than it did maybe a year ago. And to some extent, that might color comparability. If you have more equipment at a store location, does that mean the average piece of equipment is being utilized less?

Mr. Hicks:        No. Because what you would look at is our dollar utilization, which would give you an indication of the revenue generated from the equipment. And that was up year over year by about 30 basis points. We have put more equipment in our fleet, and we continue to get growth. The growth is just coming at a slower level.

Operator:         And we will go next to Ira Taub with Bear Stearns. Please go ahead.

Ira Taub:         Regarding the Neff deal, I was wondering if you could offer any sort of perspective on the background to the termination of that deal. And secondly, if the deal had closed, you would have gotten about 85 locations, of which you had stated plans to close about 13-15. And I was



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         wondering if you had any alternative plans in terms of adding the
         70-odd locations that Neff would have given you.

Mr. Jacobs:       Let me answer all parts of that question. In December we made a non-binding proposal to the Special Committee to purchase a majority interest in Neff. It was very clearly subject to a number of conditions. We spelled them all out at the time.

         We did not to get to the finish line there and the negotiations are over. We are governed by a confidentiality agreement, and we are not going to comment further than that.

         I understand that your question on the 85 locations is: do we have other plans to buy other companies, or to do cold starts, or somehow or another to expand the number of our stores, as an ongoing strategy. Yes, we are always trying to do that.

         The only thing that is different from the past with respect to our acquisition strategy is that, with our emphasis now on cash flow, we've raised the bar a little bit in focusing on whether an acquisition is credit neutral, or, even better, credit enhancing.

Operator:         We will go next to Stacy Devine with Deutsche Bank.

Stacy Devine:     Hi. Actually I have a little bit of a follow-up on that
         question. First, given that enhanced criteria, what does the outlook look like as far as acquisitions for you in 2001?

Mr. Jacobs:       We are going to be opportunistic. It is hard to really
         quantify it. We have less than $100 million of acquisitions in our budget. But it could be more or less than that. It all depends on opportunities that come up.

         A major factor is whether there is equity associated with the transaction, either in the form of issuing our equity or receiving new fresh equity from someone involved with the transaction. That is not to say we'll only do deals that have equity involved in them. Obviously, there we will be exceptions to that rule.

Stacy Devine:     You have talked a little bit about pricing growth by region.
         I was wondering if you could comment about general volume growth.

Mr. Hicks:        General volume growth varies with the amount of capital that we put in, as well as with pricing  and other factors.
         As Mike indicated, we expect to get somewhere between 6-8% growth on a same store basis in 2001.

Stacy Devine:     Is that even across the regions? Are you seeing strengths in some regions and weakness in others?

Mr. Hicks:        Other than the Southeast and a little bit of the Gulf, both of which are doing better lately, I would say it is relatively evenly divided across the country. When we allocate capital, we try to put it into the parts of the country thatgive us the greatest return on our investment.

Operator:         And we will go next to John McGinty with First Boston.

John McGinty: We are through two months of 2001. When we look at the utilization and same store growth you saw in the fourth quarter and adjust for where we are seasonally, what kind of evidence do you see on how bumpy or soft or hard this landing is going to be?

Mr. Hicks:        I think it is pretty much the way we called it. We are
         running $10-15 million over what we had built into the plan for January. We haven't seen the final number for February but it looks like it is going to come in almost dead spot onplan.



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         I think the economy was a little stronger in January for everybody and we benefited somewhat from that. It looks like the economy went down in February a little bit. So we continue to forecast that we are going to see something between a bumpy and a soft landing -- not a recessionary environment.

John McGinty:     Okay. And then could you give me a clarification? I think you talked about the rates being up in the fourth quarter 1.5% year over year; 1.6% versus the third quarter. What are you looking for in rate increases in 2001?

Mr. Hicks:        When we built our plan for 2001, our assumption was that we would get no rate increases. So we are essentially planning on flat growth. As we go through the year, that may change slightly. But that is our planning assumption.

John McGinty: To what extent is that a trade off? Did the rate increases cost you same store growth? In other words, if you get more rate increases, would you lose the volume trade-off?

Mr. Jacobs:       I don't think it is that tightly correlated. I don't think that this industry is consolidated and mature and efficient enough, like other industries, so that you can say if you raise prices you are going to immediately lose volume,or that if you lower prices you are going to gain volume.

         What raises rates is really training your people to interact better with the customer, to negotiate more effectively, and to really fight for the rate. You can find many, many examples all day long where you call a bunch of stores of various competitors, in close proximity, say within a half hour's drive. And you will get rates that are all over the board for the same exact piece of equipment and the same length of rental.

         So there are inefficiencies in the market. And what we are focusing on is training our people to ignore what is going on in an inefficient marketplace, and to focus on our own utilization. Look at how our equipment is moving or not moving, and raise or lower rates accordingly.

John McGinty:     So in other words, it is not an issue of trade-off. It is
         just an issue of what you can do internally?

Mr. Hicks:        We do not believe that we are trading off market share at the expense of getting slightly higher rates.

John McGinty:     Okay. And then a final question, if you hit the targets that you are talking about, you talked about a debt to capital ratio I think of 58%. Given the free cash flow in 2001, where would you be at the end of 2001?

Mr. Nolan:        I think we would be probably at around the 54-55% debt to
         total capital ratio level.

John McGinty:     Okay. Thank you very much.

Operator:         And next we will go to Meg Frye with Winchester Securities.
         Please go ahead.

Meg Frye:         Good morning. I would like to follow up on some of the earlier comments on the possibility of closing stores. Will there be a one-time charge for that? And are there any other charges on the horizon?

Mr. Jacobs:       We're reviewing this and it's too early to tell. Our first choice is obviously to bring under-performing stores up to company benchmarks, or to consolidate them into other stores. If that is not appropriate, we will look closer.





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         Depending on how many stores we close and which stores we close, I could easily see a charge some time in the second or third quarter for something in the range of $20-30 million. I think that is conceivable.

         We also face a possible charge if we redo our bank debt. Again, that is a little too preliminary. It is not clear exactly what we are going to do. But we need to extend the maturity. And we want the capacity to do more asset-backed securitizations. So depending on what exactly we do with the banks, there could be a charge from that, too.

         I would add one comment that any action we take that results in these charges is a good thing in the sense that it should improve our profitability going forward.

Meg Frye:         Okay. Thank you.

Operator:  We will go next to Ian Gazard with JP Morgan.

Ian Gazard:       I wanted to ask you on the over-fleeting industry-wide, is that a problem that is now working itself out? And when do you see balance being achieved in that situation?

Mr. Jacobs:       Great question. I think over-fleeting reached a high point about 18 months ago. That was at a point in time when billions of dollars of equity had come into the industry. A lot of that went into building up fleets.

         Over the last 18 months, there has been very little access to capital in the industry. And people have been rationalizing their fleets. The business environment is much more rational out there.

         So I think the short answer to your question is yes. I think that while over-fleeting still exists in pockets around the country, by and large you don't see the over-fleeting and deep discounting that was going on a year and a half ago. And I think the direction is positive.

         With respect to rates and how that is affected by the size of the fleet, as we said earlier, the primary factor is not supply -how much equipment is out there -- as it is how well trained the salespeople and the counter people are to negotiate and fight for the best rate, and to understand that they should set the rate based on our own utilization, not on what other competitors are charging. I think we are making excellent progress in that regard.

Ian Gazard:       Thank you.

Operator:         And we will go next to Stewart Kovenski with John A. Levin
         Company.

Stewart Kovenski: Hi. You gave us the December 31 debt balance. Could you give us a debt balance as of today?

Mr. Nolan:        We had $337 million drawn on our credit facility at the end of
         December. Today we have about $396 million drawn. Otherwise, all of our other debt balances are pretty much the same as at year-end.

Stewart Kovenski: Any additional borrowings on the term loan date?

Mr. Nolan:        No.

Stewart Kovenski: So that still stands at $200 million?

Mr. Nolan:        Actually, it has amortized down to just slightly less than
         $200 million now.

Operator:         We will go now to Jay Glassman with McMahan Securities.




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Jay Glassman:     When you talked about $390 million of free cash flow, does that have cap ex removed from it? How about acquisitions?

Mr. Nolan:        We said operating free cash flow, which we define as cash from operations less capital expenditures.

Jay Glassman:     So it is prior to acquisitions, but it has working capital investments in it?

Mr. Nolan:        Correct.

Jay Glassman:     Okay. And do you folks have any desire or ability to
         repurchase shares in the current environment?

Mr. Nolan:        Yes. We do have an approved $200 million share repurchase
         program that we initiated back in May. And the company is always looking to repurchase its shares, depending on market conditions.

Operator:         And we will go now to Sarah Thompson with Lehman Brothers.


Sarah Thompson:   Good morning. A couple of questions. Your SG&A in the fourth quarter was obviously lower than the third quarter. You said you cut some people in the fourth quarter. Is this a good run rate to use going forward?

Mr. Hicks:        Our SG&A is somewhat seasonal. Because the third quarter is so busy we run more overtime and more expenses that vary with revenue. The run rate for the fourth quarter is normally a better indicator of our base run rate. But as Brad mentioned, we are putting programs into place during the first quarter to cut costs going forward.

Sarah Thompson:   And the programs you are putting in place, that is what you were referring to before about saving $30 million?

Man:     That is correct.

Sarah Thompson:   And is that $30 million you expect to save in 2001? Or is that the run rate you expect to exit 2001 with?

Mr. Hicks:        That is our expected run rate as we phase in these programs.

Sarah Thompson: Okay. I guess that the $1 billion EBITDA guidance for 2001 encapsulates the part of the $30 million you actually expect to realize in 2001?

Mr. Nolan:        Yes.

Sarah Thompson:   Okay. And then on your gross profit numbers, it looks to me that in the fourth quarter, your gross profit was impacted somewhat because of lower used equipment sales, or the lower margin on them.

         Can you give me what your day utilization rates look like? Do you have a day utilization rate- as opposed to a dollar utilization rate? A rate that shows how much of your equipment is actually being rented?

Mr. Nolan:        We don't have the time utilization numbers here with us, but, as you noted, the rental margin year over year was down on a utilization basis. Revenue, especially in our traffic



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         business,was impacted in November and December very much by weather.
         Costs weren't taken out in time with that rapid decrease in revenues.

Sarah Thompson:    But you feel that those costs have since been adjusted, or the weather has improved enough in the first quarter that you don't need to adjust the bar?

Mr. Nolan:        I think it is a little bit of both.

Operator:         We will go last to Dax Valassis with the ECF Value Fund.

Dax Valassis: Can you refresh my memory on the cap ex spending plan for this coming year? What do your cap ex spending plan and your anticipated purchases of used equipment reflect on the age of the fleet? And my third question is what, if anything, you expect the sharing equipment will contribute to utilization rates this year.

Mr. Nolan:        I will take the first part of the question. I will let Wayland talk about the utilization and the sharing of equipment.

         Our cap ex program, as we stated, for 2001 is $350 million of rental equipment, and $50 million of non-rental equipment. That $350 million of rental equipment is made up of $150 million of replacement, and $200 million of growth. Because we are reducing the amount of our replacement capital that goes into the business, we will stretch the average age of our fleet to about 32 months between now and year-end.

Wayland Hicks:    Mike mentioned that this past year we did 62.7% full year
         utilization. My sense is that we should see utilization in the low 60's for the full year 2001.

         Sharing of equipment is something that we continue to do better quarter after quarter. Brad mentioned that we had reached a record level of 11.8% during the fourth quarter. We frankly do not know where that will top out. Our sense is that given that we are spending less on capital this year, our branches will be inclined to work even harder to move equipment around between branches.

Dax Valassis:     Okay. And then can you just run through your year end balances on your credit facility, and term B, term C and term D loans?

Mr. Nolan:        We had $337 million drawn on a revolver at year end. We had term notes of $1.2 billion between our B, C and D term loans combined.

Mr. Jacobs:       Thank you for all of those questions. We appreciate your
         interest.

Operator:         This concludes our conference today.



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